Exhibit 10.2
AGREE REALTY CORPORATION
2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT NOTICE

This RESTRICTED STOCK UNIT NOTICE dated as of _________, 20__, sets forth the terms of a grant of Restricted Stock Units by Agree Realty Corporation, a Maryland corporation (the “Company”), to the Grantee named below.
WHEREAS, the Company has adopted the Agree Realty Corporation 2024 Omnibus Incentive Plan (the “Plan”) to provide incentives and awards to employees, directors and consultants of the Company and its Affiliates, by encouraging their ownership of stock and to aid the Company and its Affiliates in retaining such employees, directors and consultants, upon whose efforts the Company’s success and future growth depends, and attracting other such individuals;
WHEREAS, the Company has adopted the Agree Realty Corporation Director Restricted Stock Unit Program (the “RSU Program”); and
WHEREAS, under the RSU Program, the Grantee has elected to receive an award of Restricted Stock Units (the “Award”) as provided herein.
NOW, THEREFORE, the Company grants to the Grantee an Award on the following terms and subject to the following conditions:
SECTION 1.    Grant by the Company.  This Award shall be construed in accordance and consistent with, and subject to, the provisions of the Plan and the RSU Program (the provisions of each of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Award shall have the same definitions as set forth in the Plan and the RSU Program.
AWARD SUMMARY

Name of Grantee:    _________________
Number of Restricted Stock Units:    _________________
Grant Date:    _____________, 202__

SECTION 2.    Settlement of Restricted Stock Units.
2.1    As soon as practicable after the settlement of this Award in shares of the Company’s Common Stock, the Company shall issue in the name of the Grantee book entry shares or stock certificates representing the total number of shares of the Company’s Common Stock. Prior to settlement, no certificates shall be issued to the Grantee.

SECTION 3.    Restrictions.
3.1    The Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of.
3.2    The Restricted Stock Units shall become vested on a pro rate basis, during each month of the first 12 months following the Grant Date, if (and only if) the Grantee continuously serves as a Director from the Grant Date through each applicable vesting date.
SECTION 4.    Termination. Except as determined by the Committee at any time, upon the Grantee ceasing to be a Director of the Company for any reason (other than death) prior to the vesting of any RSUs, the unvested portion of each Award shall be forfeited by the Grantee to the Company without the payment of any consideration by the Company as of the Termination Date. Notwithstanding the foregoing, all Restricted Stock Units (and the underlying shares of Common Stock, as of the date of settlement) shall cease to be subject to forfeiture under this Section 4 (and shall cease to be subject to the restrictions set forth in Section 3.1) in the event the Grantee ceases to be a director of the Company on account of the Grantee’s death.
SECTION 5.    Construction. This Award is made and granted pursuant to the Plan and the RSU Program and is in all respects limited by and subject to the terms of the Plan and the RSU Program. In the event of any conflict between the provisions of this Award and the terms of the Plan and/or the RSU Program, the terms of the Plan shall be controlling, followed by the RSU Program. To the extent not prohibited by applicable law, the Plan, or the RSU Program, the terms of any employment, severance or change in control agreement between the Grantee and the Company shall supersede the terms and definitions under the Plan, the RSU Program, and this Award with respect to the Restricted Stock Units awarded hereunder. All decisions of the Committee with respect to any question or issue arising under the Plan, the RSU Program or this Award shall be conclusive and binding on all persons having an interest in the Award.
SECTION 6.    Transfer of Personal Data. The Grantee authorizes, agrees and unambiguously consents to the transmission by the Company (or any of its Affiliates) of any personal data information related to the Restricted Stock Units awarded under this Award for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Grantee.
SECTION 7.    Compliance with Laws. The issuance of the Restricted Stock Units or unrestricted shares pursuant to this Award shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Restricted Stock Units or any of the shares pursuant to this Award if any such issuance would violate any such requirements.
SECTION 8.    Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company at 32301 Woodward Avenue, Royal Oak, MI 48073, attention: General Counsel, or at such other address as the Company may hereafter designate to the Grantee by written notice as provided herein. Any notice to be given to the Grantee hereunder shall be addressed to the Grantee at the address set forth beneath his signature hereto, or at such other address as he may hereafter designate to the Company by written notice as provided herein. Notices hereunder shall be deemed to have been duly given: (i) when personally delivered, (ii) three (3) days after having been mailed by registered or certified mail to the party entitled to receive the same, (iii) one (1) day after having been mailed by a nationally recognized overnight courier or (iv) upon receipt when sent by electronic transmission.
SECTION 9. Entire Statement of Award.  This Award and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Affiliates, and, except as set forth in Section 6, supersede all other agreements, whether written or oral, with respect to the Award.
SECTION 10.    Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Award shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Affiliates for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Award as of _________.

AGREE REALTY CORPORATION

                    By: _____________________________
                    Joey Agree
                    Title: President and Chief Executive Officer